Exhibit 10.1

SIXTH AMENDMENT TO REVOLVING CREDIT,

TRANCHE B LOAN AND SECURITY AGREEMENT

SIXTH AMENDMENT TO REVOLVING CREDIT, TRANCHE B LOAN AND SECURITY AGREEMENT, dated as of May 3, 2005 (this “Amendment”), by and among MAYOR’S JEWELERS, INC., a Delaware corporation, MAYOR’S JEWELERS OF FLORIDA, INC., a Florida corporation, and each of the other Domestic Subsidiaries parties thereto (collectively, the “Borrowers”), FLEET RETAIL GROUP INC. (f/k/a Fleet Retail Finance Inc.)(“FRGI”), GMAC COMMERCIAL FINANCE LLC (successor in interest to GMAC Business Credit, LLC) (“GMACCF”), as syndication agent (the “Syndication Agent”), BACK BAY CAPITAL FUNDING LLC (the “Tranche B Lender” and collectively with FRGI and GMACCF, the “Lenders”), and FLEET RETAIL GROUP INC. (f/k/a Fleet Retail Finance Inc.), as administrative agent for itself and the Lenders (the “Administrative Agent”).

WHEREAS, the Borrowers, the Lenders, and the Administrative Agent are parties to a Revolving Credit, Tranche B Loan and Security Agreement, dated as of August 20, 2002 (as amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended credit to the Borrowers on the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers, the Lenders, and the Administrative Agent have agreed, on the terms and conditions set forth herein, to amend certain provisions of the Credit Agreement; and

WHEREAS, capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) by deleting the definitions of Applicable Margin, Business Day, Drawdown Date, Interest Payment Date and Interest Period in their entirety and substituting the following new definitions in proper alphabetical order in lieu thereof:

“Applicable Margin. The Applicable Margin for each calendar quarter shall be the applicable margin set forth below with respect to the average daily level of Availability during the previous calendar quarter:

Level	Availability	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
I	Greater than $15,000,000	0.50%	2.00%
II	Greater than $10,000,000 and less than or equal to $15,000,000	0.75%	2.25%
III	Less than or equal to $10,000,000	1.00%	2.50%

Business Day. Any day on which banking institutions in Boston, Massachusetts and New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Drawdown Date. The date on which any Revolving Credit Loan or Tranche B Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.16.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan, (b) as to any Eurodollar Rate Loan, the last day of any Interest Period, and (c) following the occurrence of any Event of Default, with such frequency as may be determined by the Administrative Agent.

Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers’ Representative in a Loan Request or as otherwise required by the terms of this Agreement: (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers’ Representative in a Conversion Request or as otherwise provided in this Agreement; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)	if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B)	if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)	if the Borrowers’ Representative shall fail to give notice as provided in §2.16, the Borrowers shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)	any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E)	any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.”

(b)	by inserting the following new definitions in proper alphabetical order therein:

“Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.16.

Domestic Lending Office. Initially, the office of each Revolving Credit Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Revolving Credit Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

Eurodollar Lending Office. Initially, the office of each Revolving Credit Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Fleet National Bank and with a term equivalent to such Interest Period would be offered by Fleet National Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.”

§2. Amendments to Section 2 of the Credit Agreement. Section 2 of the Credit Agreement is hereby amended as follows:

(a)	by deleting Section 2.6 in its entirety and substituting the following new Section 2.6 in proper numerical order in lieu thereof:

“2.6. Optional Repayments of Revolving Credit Loans. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium. Except for repayments of the Revolving Credit Loans as contemplated by §2.13, the Borrowers’ Representative shall give the Administrative Agent, no later than 12:00 noon, Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §2.6 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this §2.6 of Eurodollar Rate Loans, in each case, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an amount equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers’ Representative, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.”

(b)	by deleting Section 2.8 in its entirety and substituting the following new Section 2.8 in proper numerical order in lieu thereof:

“2.8. Interest on Revolving Credit Loans.

2.8.1. Accrual of Interest. Except as otherwise provided in §5.7,

(a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b) Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

The Borrowers jointly and severally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.8.2. Automatic Debit of Interest. The Administrative Agent, without the request of the Borrowers, may make Revolving Credit Loans to pay any interest, fee, service charge, or other payment to which the Administrative Agent or any Lender is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under §13. Any amount which is added to the principal balance of the Loan Account as provided in this §2.8.2 shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.”

(c)	by deleting Section 2.9 in its entirety and substituting the following new Section 2.9 in proper numerical order in lieu thereof:

“2.9. Request for Revolving Credit Loans.

2.9.1. General. The Borrowers’ Representative shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no later than (a) 12:00 noon on the Business Day of the proposed Drawdown Date of any Base Rate Loan and (b) 1:00 p.m. three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Type of Loan requested, and (iv) if a Eurodollar Rate Loan is requested, the Interest Period for such Revolving Credit Loan. Promptly upon receipt of any such notice, but in any event no later than 2:00 PM on the proposed Drawdown Date, the Administrative Agent shall notify each of the Revolving Credit Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

2.9.2. Swing Line. Notwithstanding the notice and minimum amount requirements set forth in §2.9.1 but otherwise in accordance with the terms and conditions of this Agreement (except with respect to Protective OverAdvances), the Administrative Agent may, in its sole discretion and without conferring with the Lenders, make Revolving Credit Loans to the Borrowers (a) by entry of credits to the Borrowers’ operating account or such other account (the “Operating

Account”) with the Administrative Agent to cover checks or other charges which the Borrowers have drawn or made against such account, (b) in an amount as otherwise requested by the Borrowers or (c) as Protective OverAdvances. The Borrowers hereby request and authorize the Administrative Agent to make from time to time such Revolving Credit Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested. The Borrowers acknowledge and agree that the making of such Revolving Credit Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Revolving Credit Loans covered by a Loan Request including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §11 (in the case of Revolving Credit Loans made on the Closing Date) and §12 be satisfied (except in the case of Protective OverAdvances). All actions taken by the Administrative Agent pursuant to the provisions of this §2.9.2 shall be conclusive and binding on the Borrowers and the Revolving Credit Lenders absent the Administrative Agent’s gross negligence or willful misconduct. Revolving Credit Loans made pursuant to this §2.9.2 shall be Base Rate Loans until converted in accordance with the provisions of the Agreement and, prior to a Settlement, such interest shall be for the account of the Administrative Agent.”

(d)	by deleting Section 2.12.1 in its entirety and substituting the following new Section 2.12.1 in proper numerical order in lieu thereof:

“2.12.1. General. On each Settlement Date, the Administrative Agent shall, not later than 12:00 noon (Boston time), give telephonic or facsimile notice (a) to the Revolving Credit Lenders and the Borrowers of the respective outstanding amount of Revolving Credit Loans made by the Administrative Agent on behalf of the Revolving Credit Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurodollar Rate Loans to be made (following the giving of notice pursuant to §2.9.1) on such date pursuant to a Loan Request and (b) to the Revolving Credit Lenders of the amount (a “Settlement Amount”) that each Revolving Credit Lender (a “Settling Lender”) shall pay to effect a Settlement of any Revolving Credit Loan. A statement of the Administrative Agent submitted to the Revolving Credit Lenders and the Borrowers or to the Revolving Credit Lenders with respect to any amounts owing under this §2.12.1 shall be prima facie evidence of the amount due and owing (absent manifest error). Each Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this §2.12.1 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Lender to the Borrowers and all funds received by any Revolving Credit Lender pursuant to this §2.12.1 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Revolving Credit Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any Borrower is a debtor prevent a Settling Lender from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Revolving Credit Lenders with respect to such Revolving Credit Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Revolving Credit Lender’s share of the outstanding Revolving Credit Loans being equal, as nearly as may be, to such Revolving Credit Lender’s Commitment Percentage of the outstanding amount of the Revolving Credit Loans.”

(e)	by deleting Section 2.13.2 in its entirety and substituting the following new Section 2.13.2 in proper numerical order in lieu thereof:

“2.13.2. Application of Payments Absent an Event of Default.

(a) Absent an Event of Default of which the account officers of the Administrative Agent active on the Borrowers’ account have knowledge, all funds transferred to the Fleet Concentration Account and for which the Borrowers have received credits shall be applied to the Obligations as follows:

(i) first, to pay amounts then due and payable under this Agreement, the Notes and the other Loan Documents;

(ii) second, to reduce Swing Line Loans made by the Administrative Agent and for which Settlement has not then been made;

(iii) third, to reduce other Revolving Credit Loans which are Base Rate Loans;

(iv) fourth, to reduce Revolving Credit Loans which are Eurodollar Rate Loans; and

(v) fifth, except as otherwise required by §§2.13.2(b) and (c), to the Operating Account.

(b) All prepayments of Eurodollar Rate Loans prior to the end of an Interest Period shall obligate the Borrowers to pay any breakage costs associated with such Eurodollar Rate Loans in accordance with §5.12. Prior to the occurrence of an Event of Default, the Borrowers may elect to avoid such breakage costs by providing to the Administrative Agent cash in an amount sufficient to cash collateralize such Eurodollar Rate Loans, but in no event shall the Borrowers be deemed to have paid such Eurodollar Rate Loans until such cash has been paid to the Administrative Agent for application to such Eurodollar Rate Loans. The Administrative Agent may elect to cause such cash collateral to be deposited into a cash collateral account pursuant to the terms of a cash collateral agreement executed by the Borrowers and the Administrative Agent and in form and substance satisfactory to the Administrative Agent. In each such case, the Borrowers agree to execute and deliver to the Administrative Agent such instruments and documents, including Uniform Commercial Code financing statements and agreements with any third party depository banks, as the Administrative Agent may request.

(c) All prepayments of the Revolving Credit Loans pursuant to this §2.13.2 shall be allocated among the Revolving Credit Lenders making such Revolving Credit Loans, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Revolving Credit Loans outstanding, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Prior to any Settlement Date, however, all prepayments of the Revolving Credit Loans shall be applied in accordance with this §2.13.2, first to outstanding Revolving Credit Loans of the Administrative Agent.”

(f)	by adding the following new Section 2.16 in proper numerical order therein:

“2.16. Conversion Options.

2.16.1. Conversion to Different Type of Revolving Credit Loan. The Borrowers’ Representative may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrowers’ Representative shall give the Administrative Agent at least one (1) Business Days prior written notice of such election, (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers’ Representative shall give the Administrative Agent at least three (3) Eurodollar Business Days prior written notice of such election, (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default has occurred and is continuing. On the date on which such conversion is being made each Revolving Credit Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

2.16.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in §2.16.1; provided that no Eurodollar Rate Loan may be continued as such when any Default has occurred and is continuing, but in such case shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.16.2 is scheduled to occur.

2.16.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $500,000 in excess thereof. No more than 5 Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.”

§3. Amendments to Section 5 of the Credit Agreement. Section 5 of the Credit Agreement is hereby amended as follows:

(a) by deleting Section 5.4 in its entirety and substituting the following new Section 5.4 in proper numerical order in lieu thereof:

“5.4. Computations.

All computations of interest on the Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records and the Tranche B Lenders records and from time to time shall be considered correct and binding on the Borrowers unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrowers Representative to the contrary.”

(b) by adding the following new Sections 5.10, 5.11 and 5.12 in proper numerical order therein:

“5.10. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Administrative Agent shall in good faith determine that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period or (b) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Revolving Credit Lenders of making or maintaining their Eurodollar Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Revolving Credit Lenders) to the Borrowers’ Representative and the Revolving Credit Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Revolving Credit Lenders to make Eurodollar Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrowers’ Representative and the Revolving Credit Lenders.

5.11. Illegality. Notwithstanding any other provisions herein, if any future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Revolving Credit Lender to make or maintain Eurodollar Rate Loans, such Revolving Credit Lender shall forthwith give notice of such circumstances to the Borrowers’ Representative and the other Revolving Credit Lenders and thereupon (a) the commitment of such Revolving Credit Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Revolving Credit Lender’s Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay the Administrative Agent for the account of such Revolving Credit Lender, upon demand by such Revolving Credit Lender, any additional amounts reasonably necessary to compensate such Revolving Credit Lender for any costs incurred by such Revolving Credit Lender in making any conversion in accordance with this §5.11, including any interest or reasonable fees payable by such Revolving Credit Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

5.12. Indemnity. The Borrowers agree to indemnify each Revolving Credit Lender and to hold each Lender harmless from and against any loss, cost or expense or other “breakage fees” (so-called) (including loss of anticipated profits) that such Revolving Credit Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or reasonable fees payable by such Revolving Credit Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers’ Representative has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.9 or §2.16 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or reasonable fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.”

§4. Amendment to the Exhibits to the Credit Agreement. The Exhibits to the Credit Agreement are hereby amended by deleting Exhibit C thereto in its entirety and substituting Exhibit C attached hereto in lieu thereof.

§5. Representations and Warranties. Each of the Borrowers hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof as follows:

(a) The execution and delivery by each of the Borrowers of this Amendment and all other instruments and agreements required to be executed and delivered by such Borrower in connection with the transactions contemplated hereby or referred to herein (collectively, the “Amendment Documents”), and the performance by each of the Borrowers of any of its obligations and agreements under the Amendment Documents and the Credit Agreement and the other Loan Documents, as amended hereby, are within the corporate or other authority of such Borrower, have been authorized by all necessary corporate proceedings on behalf of such Borrower and do not and will not contravene any provision of law or such Borrower’s charter, other incorporation or organizational papers, by-laws or any stock provision or any amendment thereof or of any indenture, agreement, instrument or undertaking binding upon such Borrower.

(b) Each of the Amendment Documents, the Credit Agreement and the other Loan Documents, as amended hereby, to which any Borrower is a party constitute legal, valid and binding obligations of such Person, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights.

(c) No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Borrowers of the Amendment Documents, the Credit Agreement or any other Loan Documents, as amended hereby, or the consummation by the Borrowers of the transactions among the parties contemplated hereby and thereby or referred to herein.

(d) The representations and warranties contained in Section 7 of the Credit Agreement and in the other Loan Documents were true and correct as of the date made. Except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents, changes occurring in the ordinary course of business (which changes, either singly or in the aggregate, have not been materially adverse) and to the extent that such representations and warranties relate expressly to an earlier date and after giving effect to the provisions hereof, such representations and warranties, after giving effect to this Amendment, also are correct as of the date hereof.

(e) Each of the Borrowers has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions of this Amendment and the other Amendment Documents, there exists no Default or Event of Default.

(f) Each of the Borrowers hereby acknowledges and agrees that the representations and warranties contained in this Amendment shall constitute representations and warranties as referred to in Section 13.1(e) of the Credit Agreement, a breach of which shall constitute an Event of Default.

§6. Effectiveness. This Amendment shall become effective as of the date first written above (the “Effective Date) upon the satisfaction of each of the following conditions, in each case in a manner satisfactory in form and substance to the Administrative Agent and the Lenders:

(a) This Amendment shall have been duly executed and delivered by each of the Borrowers and each of the Lenders and shall be in full force and effect; and

(b) The Administrative Agent shall have received such other items, documents, agreements, items or actions as the Administrative Agent may reasonably request in order to effectuate the transactions contemplated hereby.

§7. Miscellaneous Provisions.

(a) Each of the Borrowers hereby ratifies and confirms all of its Obligations to the Administrative Agent and the Lenders under the Credit Agreement, as amended hereby, and the other Loan Documents, including, without limitation, the Loans, and each of the Borrowers hereby affirms its absolute and unconditional promise to pay to the Lenders and the Administrative Agent the Loans, reimbursement obligations and all other amounts due or to become due and payable to the Lenders and the Administrative Agent under the Credit Agreement and the other Loan Documents, as amended hereby. Except as expressly amended hereby, each of the Credit Agreement and the other Loan Documents shall continue in full force and effect. This Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement, any other Loan Document or any agreement or instrument related to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this Amendment.

(b) Without limiting the expense reimbursement requirements set forth in Section 16.2 of the Credit Agreement, the Borrower agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees, of the Administrative Agent and the Tranche B Lender incurred in connection with this Amendment.

(c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS) AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT IN ACCORDANCE WITH SUCH LAWS.

(d) This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

MAYOR’S JEWELERS, INC.

By:	/s/ Marco Pasteris
Name:	Marco Pasteris
Title:	Group V.P., Finance

MAYOR’S JEWELERS OF FLORIDA, INC.

By:	/s/ Marco Pasteris
Name:	Marco Pasteris
Title:	Group V.P., Finance

JBM RETAIL COMPANY, INC.

By:	/s/ Marco Pasteris
Name:	Marco Pasteris
Title:	Group V.P., Finance

JBM VENTURE CO., INC.

By:	/s/ Marco Pasteris
Name:	Marco Pasteris
Title:	Group V.P., Finance

MAYOR’S JEWELERS INTELLECTUAL PROPERTY HOLDING COMPANY

By:	/s/ Marco Pasteris
Name:	Marco Pasteris
Title:	Group V.P., Finance

“ADMINISTRATIVE AGENT”

FLEET RETAIL GROUP INC.
(f/k/a Fleet Retail Finance Inc.)

By:	/s/ Keith Vercauteren
Name:	Keith Vercauteren
Title:	Director

“SYNDICATION AGENT”

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Edward Hill
Name:	Edward Hill
Title:	Senior Vice President

“REVOLVING CREDIT LENDERS”

FLEET RETAIL GROUP INC.
(f/k/a Fleet Retail Finance Inc.)

By:	/s/ Keith Vercauteren
Name:	Keith Vercauteren
Title:	Director

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Edward Hill
Name:	Edward Hill
Title:	Senior Vice President

“TRANCHE B LENDER”

BACK BAY CAPITAL FUNDING LLC

By:	/s/ Kristan M. O’Connor
Name:	Kristan M. O’Connor
Title:	Managing Director